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                                                                    Exhibit 99.1

                                                  1700 South Patterson Boulevard
                                                  Dayton, OH 45479

        [LOGO]
         NCR                                      NEWS RELEASE
Transforming Transactions
  into Relationships

For media information:                            For investor information:

John Hourigan                                     Gregg Swearingen
937-445-2078 (office)                             937-445-4700 (office)
john.hourigan@ncr.com                             gregg.swearingen@ncr.com
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For Release on May 30, 2002
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                 NCR Announces Proposed $300 Million Debt Issue

         DAYTON, Ohio - NCR Corporation (NYSE: NCR) today announced its
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intention to raise $300 million through a Rule 144A offering of senior unsecured notes due in 2009.

         Proceeds from the Rule 144A offering will be used for general corporate purposes and to repay certain short-term debt.

         The notes will be offered to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without appropriate registration or pursuant to an applicable exemption from the Securities Act registration requirements.

         This news release is for informational purposes only and does not constitute an offer to sell or a solicitation of offers to buy the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About NCR Corporation

         NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR's ATMs, retail systems, Teradata(R) data warehouses and IT services provide Relationship Technology(TM) solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs 30,300 people in
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over 100 countries.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.